Exhibit 99.3

SECOND AMENDMENT

TO

THE FIRSTMERIT CORPORATION AND AFFILIATES

EMPLOYEES’ SALARY SAVINGS RETIREMENT PLAN

(as amended and restated effective January 1, 2007)

WHEREAS, FirstMerit Corporation (“Employer”) has established The FirstMerit Corporation and Affiliates Employees’ Salary Savings Retirement Plan (the “Plan”) for the benefit of its eligible employees and the eligible employees of the Plan’s Participating Employers; and

WHEREAS, Section 18.1 of the Plan provides that FirstMerit Corporation may amend the Plan on behalf of its eligible employees and the eligible employees of the Participating Employers; and

WHEREAS, the Plan has been amended and restated effective generally on and after January 1, 2007; and

WHEREAS, FirstMerit Corporation (“Employer”) will acquire certain assets of First Bank, a banking subsidiary of First Banks, Inc., a corporation headquartered in St. Louis, Missouri, consisting of certain assets of the Asset Based Lending Group and the Chicago Banking Group; and

WHEREAS, the following provisions of the Plan shall apply to Employees of FirstMerit Corporation who, immediately prior to the date the assets of the Asset Based Lending Group or the Chicago Banking Group were acquired by FirstMerit Corporation, were employed by First Bank working for the Asset Based Lending Group [“Asset Based Lending Group Employee(s)”] or the Chicago Banking Group [“Chicago Banking Group Employee(s)”];

NOW THEREFORE, The Plan shall be amended as follows:

1. Each Asset Based Lending Group Employee shall:

(a) be given credit, in determining such person’s Years of Service (solely for the purpose of calculating such person’s vesting service) for such person’s employment with First Bank or its Affiliated Employers; and

(b) become a Member and (i) eligible to commence participation in the Plan for the purpose of making Employee 401(k) Contributions pursuant to Section 5.2 and 5.3, and receive Matching Contributions pursuant to Section 5.4, effective on and after January 1, 2010; and (ii) receive contributions in accordance with Section 5.1 (Discretionary Employer Contributions), Section 5.11 (Employer Profit Sharing Contributions) and Section 5.12 (Retirement Income Contributions), effective on and after the date of closing. For the purpose of this paragraph (b)(ii), a Member’s Compensation shall only include amounts credited to such person after he becomes an employee of FirstMerit Corporation.

2. Each Chicago Banking Group Employee shall:

(a) be given credit, in determining such person’s Years of Service (solely for the purpose of calculating such person’s vesting service) for such person’s employment with First Bank or its Affiliated Employers; and

(b) become a Member and (i) eligible to commence participation in the Plan for the purpose of making Employee 401(k) Contributions pursuant to Section 5.2 and 5.3, and receive Matching Contributions in accordance with Section 5.4, effective on and after April 1, 2010; and (ii) receive contributions in accordance with Section 5.1 (Discretionary Employer Contributions), Section 5.11 (Employer Profit Sharing Contributions) and Section 5.12 (Retirement Income Contributions), effective on and after the date of closing. For the purpose of this paragraph (b)(ii), a Member’s Compensation shall only include amounts credited to such person after he becomes an employee of FirstMerit Corporation.

IN WITNESS WHEREOF, the undersigned has executed this amendment effective as set forth above.

FIRSTMERIT CORPORATION

By:	/s/ Christopher J. Mauer

Print Name:	Christopher J. Mauer

Title:	Exec. Vice President — HR

Date: Dec. 15, 2009